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                                                                    EXHIBIT 11.1

                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                          QUARTER ENDED MARCH 31, 1998


Net income                                                            $   27,599
                                                                      ==========

Average shares outstanding                                               559,360

Basic earnings per share                                              $     0.05
                                                                      ==========

Average shares outstanding                                               559,360

Dilutive average shares outstanding under
  warrants and options                                                   218,988

Exercise price                                                        $    10.00

Assumed proceeds on exercise                                          $2,189,880

Average market value                                                  $    12.50

Less: Treasury stock purchased with assumed proceeds from
      exercise of warrants and options                                   175,190

Adjusted average shares - diluted                                        603,158

Diluted earnings per share                                            $     0.05
                                                                      ==========

         The stock of the Company is not traded on any public exchange. The average market value is derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.